CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the TrimTabs ETF Trust relating to the financial statements and financial highlights of FCF US Quality ETF, FCF International Quality ETF, Donoghue Forlines Tactical High Yield ETF, Donoghue Forlines Innovation ETF (formerly, Donoghue Forlines Risk Managed Innovation ETF), and Donoghue Forlines Yield Enhanced Real Asset ETF, each a series of shares of beneficial interest in TrimTabs ETF Trust. Such financial statements and financial highlights appear in the July 31, 2022 Annual Report to Shareholders.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
November 21, 2023